Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-234027), the Post-Effective Amendment on Form S-8 to the Registration Statement on Form S-4 (333-232696), and the Registration Statement on Form S-8 (No. 333-237576) of Raytheon Technologies Corporation (formerly known as United Technologies Corporation) of our report dated February 12, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting of Raytheon Company, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 8, 2020